As filed with the Securities and Exchange Commission on June 28, 2024
Registration No. 333-261445

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Apartment Income REIT Corp.
Apartment Income REIT, L.P.
 (Exact name of registrant as specified in its charter)

Maryland (Apartment Income REIT Corp.) Delaware (Apartment Income REIT, L.P.) (State of Other Jurisdiction of Incorporation or Organization)	84-1299717 84-1275621 (I.R.S. Employer Identification No.)
4582 South Ulster Street, Suite 1700
Denver, Colorado 80237
(303) 757-8101
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lisa R. Cohn
President, General Counsel and Secretary
4582 South Ulster Street, Suite 1700
Denver Colorado 80237
(Name and address, including zip code, of agent for service)

(303) 757-8101
(Telephone number, including area code, of agent for service)

Copies to:
Brian M. Stadler
Matthew B. Rogers
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
Each of Apartment Income REIT Corp., a Maryland corporation (the “Corporation”), and Apartment Income REIT L.P., a Delaware limited partnership (the “Partnership”), is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (File No. 333-261445) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on December 1, 2021.
On June 28, 2024, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 7, 2024, among the Company, Apex Purchaser LLC, a Delaware limited liability company, Aries Purchaser LLC, a Delaware limited liability company, Astro Purchaser LLC, a Delaware limited liability company, and Astro Merger Sub, Inc., a Maryland corporation (the “Merger Sub”), the Merger Sub merged with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”).
As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated.  In accordance with undertakings made by the Company and the Partnership in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, each of the Company and the Partnership hereby removes from registration all such securities registered under the Registration Statement but unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and each of the Corporation and the Partnership hereby terminates the effectiveness of the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, each of Apartment Income REIT Corp. and Apartment Income REIT, L.P. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 28, 2024. No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance upon Rule 478 under the Securities Act of 1933, as amended.
Apartment Income REIT Corp.

By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Executive Vice President and Chief Financial Officer
Apartment Income REIT, L.P.

By: AIR-GP, Inc., its General Partner

By:	/s/ Paul Beldin
	Name:	Paul Beldin
	Title:	Executive Vice President and Chief Financial Officer